UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

BEACON ROOFING SUPPLY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 28, 2025, Beacon Roofing Supply, Inc. (the “Company”) posted the following communication on the Company’s intranet site:

On January 27, 2025, the Company’s Chief Executive Officer, Julian G. Francis, participated in a conversation with Jim Cramer on “Mad Money with Jim Cramer.” A video of the conversation, or portions thereof, is embedded and referenced in certain communications made by the Company, beginning on January 28, 2025. The Company may in the future use the same or substantially similar communications from time to time.

The following is a transcript of the conversation:

Jim Cramer: On a crazy day for the market with some huge headlines on the AI front, I’ve been keeping a close eye on a hostile takeover bid that might have flown under the radar for you. This morning, QXO launched a tender offer to buy Beacon Roofing Supply for about $11 billion dollars, $124.25 per share. Stock closed today at $119.58, it’s up to $1.16. Now, it’s been an ongoing saga. Starting November, when The Wall Street Journal published an article stating that an acquisition offer had been made by QXO. But Beacon’s management team wasn’t receptive, was not receptive, believing the Company would ultimately be worth substantially more than what QXO is willing to pay. Now, last week, Bloomberg reported that they’re soliciting takeover bids from rivals. We’ve got to find out if that’s true, could be rival suitors, who knows? But what does it all mean for the building supply company that, you know, I have liked for many, many years? Let’s check in with Julian Francis, he’s the President, CEO of Beacon Roofing Supply, to find out. Mr. Francis, welcome to Mad Money.

Julian Francis: Thanks, Jim. Great to be here.

Jim Cramer: All right, so, Julian, I’ve always admired your company, because you are the dominant company. 50 states. You do incredible work, everybody knows that when we think of roofing in our business, we always think of Beacon. So how is business?

Julian Francis: So, Jim, you know, it’s been a terrific run for us. I mean, this company is in great shape. We’ve transformed the business over the last several years.

Jim Cramer: Since you came in, frankly.

Julian Francis: Since I joined the company. Yeah, the stock’s performed. We’ve done that transformation. The stock’s performed. We’re up 300% since I joined the Company. That’s about $4.5 - $5 billion dollars of value created over that period of time. So, incredibly proud of that. We navigated the pandemic. We focused the portfolio on our core business. We brought in some great talent. And we launched our Ambition 2025 plan, which was to grow top-line, grow bottom-line, and we’ve been continuing to do that. And that’s been an environment where the macro has not been the kindest to us. I mean, we’ve had rising rates environment. We’ve had very low housing starts here on a historic basis, you know, by the end of building. And the commercial sentiment on the non-residential construction has also been a little bit soft and choppy post-pandemic. So, we think we’ve been doing great, created a lot of value in a tough environment.

Jim Cramer: Well, now, Julian, I’ve got to tell you, my colleague David Faber this morning said a couple things that really kind of astonished me. He said, look, in this new regulatory regime, they can make this offer, Brad Jacobs behind it, and it can get done in as little as 20 days. Is that possible?

Julian Francis: Well, possible? You know, I’m not sure that that’s possible, Jim, but look, we are where we are. Obviously, we got the news this morning. It’s going to be, you know, it’s an exciting time for the Company. We’ve been trying to get the news out. We wanted to share the news that we had with QXO. But we’re excited to get our Investor Day, which is March 13th. So, we’re looking forward to getting to that, yeah.

Jim Cramer: I hope that if David’s wrong, then you get a chance. But we’ll know, you know, things, it’s fluid.

Julian Francis: Yeah, absolutely.

Jim Cramer: We did some back-to-the-envelope work here. There’s a company that we own for my charitable trust called Home Depot, and we were really thrilled that they bought this company called “SRS.” Now, I know they paid a lot for it, but it’s worked out really well. If we use the same EBITDA multiple, we would get on your stock when you run 19, you get $204. So, I’m trying to figure out how they came up with the $125. Now, of course, I could go to Brad for that. I’ve known Brad for a long time, but what is the price that you think, you know what? I think we’ve done a great job, but this price is one that I can’t get us there in five years. Let’s take it.

Julian Francis: I’m not going to speculate on what the Board determines the value of the Company is, but what we’re dealing with right now is an offer for $124.25 per share. We determined at the time, the Board determined at the time that that was insufficient. We went back and tried to be constructive with QXO.

Jim Cramer: Constructive meaning, look, we can do better? Constructive meaning, this is where we could be? What’s constructive mean? I don’t think they may think that you’re constructive.

Julian Francis: Constructive is we try to engage with them.

Jim Cramer: Okay.

Julian Francis: And we try to have a conversation. We offered them our long-range plan, let them under the hood to show them what we were capable of doing and to re-value the Company based on what we were prepared to share with them. They said no, we tried once again to go in there. We offered them an NDA agreement that allowed them to continue to do what they’ve done today, and it was a short-term NDA that still allowed them to take the offer straight to shareholders. They said no at that as well. So here we are. We try to be constructive, as I said, with engaging with them to see if we could get the value to where we thought it was the right number.

Jim Cramer: Let’s puzzle through this. I think there are probably people at home who are saying, who is this guy who suddenly creates this vehicle and then goes after another person’s company that’s done quite well? It seems unfair. Should that even matter in the equation?

Julian Francis: No, this is about shareholder value. I mean, ultimately, we are here. I lead this company in order to generate shareholder value. That’s fundamentally it. We do it through being a great company. We do it by hiring great employees. We do it by delivering roofs and doing hard things. So, no, it’s not personal. It’s not about that. It’s about value and about shareholder value.

Jim Cramer: But could you argue that the stock would be somewhere around here without a takeover bid, or do you think it would fall drastically if Mr. Jacobs walked away?

Julian Francis: Look, I can’t answer that question directly.

Jim Cramer: It’s a very fair question because I think I know that I would have paid more for Beacon than the market was paying for it because you can become, I’m looking what’s happening in North Carolina. I’m looking what’s happening in California and I’m thinking this is the stock I would reach for, and I might reach for more than the stock price.

Julian Francis: Yeah, look, I’m very proud to be able to say that we operate nearly 600 branches across the US and Canada. We are in all of these communities. We’re in Asheville. We’re in LA. We’re in Augusta. We’re in these places that get hit. Our people are part of those communities, and we’re very proud of the work we do helping rebuild these communities. It’s a terrific industry. It’s a terrific job. We’ve got terrific customers and terrific shareholders.

Jim Cramer: And just to be sure, people should know, you reported a revenue CAGR of 8% from 2019 to 2023 during a very difficult period for the housing business. It’s not like you guys have been, said, woe is me, the housing business is not building houses. That’s not been the case.

Julian Francis: No, this has been something that, like I said, that goes back to the transformation and the launch of our Ambition 2025 strategic plan. We’ve paid down a lot of debt. We had a very high debt load when I joined the company.

Jim Cramer: That was something that you got to immediately.

Julian Francis: We got down that. We saved $50 million in interest expense every year. We put that back into the business to refresh our fleets, to refresh our facilities, to invest in growth. And that’s what we’ve been delivering.

Jim Cramer: I hope the shareholders hear you. I think that you’ve done a great deal. I know it, look, it’s made the best offer with whatever, but I wanted you to tell your side, and I think you really told your side excellently, and I know, let the best offer win, but I certainly know that you’ve done a great job for your company.

Julian Francis: I appreciate that, Jim. Very kind of you.

Jim Cramer: Absolutely. That’s Julian Francis, President, CEO of Beacon Roofing Supply. Even from my days at my old hedge fund. I’d always say, this is the only one in the category that’s a winner. Thank you so much.

Julian Francis: Thanks, Jim. Great to be here.

Forward Looking Statements

This communication contains information that may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning, and include statements regarding the purpose, adoption and objective of the Rights Agreement. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, risks relating to the purpose, adoption and objective of the Rights Agreement, as well as those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this communication are qualified by the factors, risks and uncertainties contained herein and therein. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to stockholders. THE COMPANY’S INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of the Company’s website, https://ir.beaconroofingsupply.com/, or by contacting Binit.Sanghvi@becn.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information

The Company intends to file a proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s stockholders for the Company’s 2025 Annual Meeting of Stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of the Company’s website, https://ir.beaconroofingsupply.com/.

Participants in the Solicitation

The Company, each of its independent directors (Stuart A. Randle, Barbara G. Fast, Alan Gershenhorn, Melanie M. Hart, Racquel H. Mason, Robert M. McLaughlin, Earl Newsome, Jr., Neil S. Novich, and Douglas L. Young) and certain of its executive officers (Julian Francis, President & Chief Executive Officer and Prithvi Gandhi, Executive Vice President & Chief Financial Officer) are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2025 Annual Meeting of Stockholders. Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Information About our Nominees,” “Compensation of Directors,” “Information on Executive Compensation” and “Stock Ownership” of the Company’s Proxy Statement on Schedule 14A in connection with the 2024 Annual Meeting of Stockholders, filed with the SEC on April 3, 2024 (available here), the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 (available here) and the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 28, 2024 and May 17, 2024 for Mr. Randle (available here and here); May 17, 2024 for Ms. Fast (available here); May 17, 2024 for Mr. Gershenhorn (available here); May 17, 2024 for Ms. Hart (available here); May 17, 2024 for Ms. Mason (available here); May 17, 2024 for Mr. McLaughlin (available here); May 17, 2024 for Mr. Newsome (available here); May 17, 2024 for Mr. Novich (available here); May 17, 2024 for Mr. Young (available here); May 22, 2024 for Mr. Francis (available here); and August 8, 2024 and May 21, 2024 for Mr. Gandhi (available here and here). Such filings are also available on the Company’s website at https://ir.beaconroofingsupply.com/financials-and-presentations/sec-filings.

On January 28, 2025, the Company issued the following communication via the Company’s LinkedIn account: